Exhibit (a)(5)

CERTIFICATE OF AMENDMENT

TO THE

DECLARATION OF TRUST

OF

CASH MANAGEMENT PORTFOLIO

Effective as of May 1, 2016

The undersigned, being at least a majority of the duly elected, qualified and acting Trustees of the Trust, hereby certify as follows:

WHEREAS, Section 10.4 of Article X of the Declaration of Trust dated April 1, 1990 (as amended from time to time, the “Declaration”) of Cash Management Portfolio, a New York business trust (the “Trust”) provides that the Trustees of the Trust may amend the Declaration at any time without the vote of shareholders in order to change the name of the Trust;

WHEREAS, at a meeting of the Board of Trustees of the Trust on July 10, 2015, the Trustees of the Trust voted to change the name of the Trust to Government Cash Management Portfolio;

WHEREAS, the name is scheduled to become effective on May 1, 2016;

NOW THEREFORE, the Declaration is hereby amended by striking Section 1.1 of Article I in its entirety and substituting in lieu thereof the following:

Name. This Trust shall be known as “Government Cash Management Portfolio,” and the Trustees shall conduct the business of the Trust under that name or any other name as they may from time to time determine; and all other references to the name of the Trust in the Declaration shall be changed accordingly.

This certificate may be executed in two or more counterparts, all of which taken together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the undersigned have executed this instrument as of this 12th day of April, 2016.

/s/ John W. Ballantine	/s/ Richard J. Herring
John W. Ballantine, Trustee	Richard J. Herring, Trustee
/s/ Henry P. Becton, Jr.	/s/ William McClayton
Henry P. Becton, Jr., Trustee	William McClayton, Trustee
/s/ Dawn-Marie Driscoll	/s/ Rebecca W. Rimel
Dawn-Marie Driscoll, Trustee	Rebecca W. Rimel, Trustee
/s/ Keith R. Fox	/s/ Willam N. Searcy, Jr.
Keith R. Fox, Trustee,	William N. Searcy, Jr., Trustee
/s/ Paul K. Freeman	/s/ Jean Gleason Stromberg
Paul K. Freeman, Trustee	Jean Gleason Stromberg, Trustee
/s/ Kenneth C. Froewiss
Kenneth C. Froewiss, Trustee